AGREEMENT TO CONVERT DEBT TO STOCK,
AMEND AGREEMENTS AND TAKE OTHER ACTIONS

This Agreement (this “Agreement”) is entered to be effective as of the 30 day of November, 2010, (the “Effective Date”) between the Board of Regents of the University of Oklahoma, an agency of the State of Oklahoma, (“OU”) and 3DICON CORPORATION, an Oklahoma corporation with principal offices in Tulsa, Oklahoma (“3DIcon”).

RECITALS:

A.           WHEREAS, 3DIcon sponsored certain research by OU pursuant to a Sponsored Research Agreement dated July 15, 2005, which was amended by Modification No. 1, effective November 1, 2005, Modification No. 2, effective November 2, 2006, Modification No. 3, effective March 7, 2007, Modification No. 4, effective March 20, 2009, and by subsequent agreements between OU and 3DIcon, including without limitation Sponsored Research Agreements FY09-ORA3-38 and FY09-ORA3-39   (hereinafter, collectively with all amendments and modifications thereto, the “SRA Agreement”); and

B.           WHEREAS, OU granted 3DIcon an exclusive license for all commercial exploitation of the intellectual property discovered or developed by OU under the SRA Agreement, under an Exclusive Patent License Agreement which became effective as of June 30, 2006, and which has been amended by Amendment No. 1, effective February 13, 2007, Amendment No. 2, effective April 21, 2008, and Amendment No. 3, effective in May, 2008, (hereinafter, collectively with all amendments thereto, if any, the “License”); and

C.           WHEREAS, 3DIcon and OU entered a Facilities/Resources Use Agreement on or about September 29, 2006 which has been amended by Modification 01, effective March 11, 2007.  This agreement was terminated March 31, 2009 and a new Facilities/Resources Use Agreement was executed May 21, 2009 (hereinafter, collectively with all amendments thereto, if any, and Repayment Agreements, the “FRU Agreement”); and

D.           WHEREAS, OU and 3DIcon entered a Confidentiality Agreement dated November 1, 2005, which remains in effect (the “Confidentiality Agreement”); and

E.           WHEREAS, OU and 3DIcon entered a Repayment Plan Agreements, effective on or about May 7, 2009, and other agreements during the course of their contractual relationship, which agreements may have amended any of the other agreements between OU and 3DIcon (hereinafter, collectively with all amendments thereto, the “Repayment Plan Agreement”); and

F.           WHEREAS, The SRA Agreement, the License, the FRU Agreement, the Confidentiality Agreement, the Repayment Agreement and all other agreements between OU and 3DIcon, whether or not expressly identified in these Recitals, are collectively referenced in this Agreement as the “OU-3DIcon Agreements”; and

G.           WHEREAS, OU asserts that 3DIcon owes OU money under the OU-3DIcon Agreements, including approximately $485,000 as of August 27, 2010; and 3DIcon disputes this assertion; and

H.           WHEREAS, OU and 3DIcon have agreed that OU will convert all sums due under the OU-3DIcon Agreements as of the Effective Date, including without limitation the disputed obligation, (collectively, the “Indebtedness”) to 3DIcon stock, amend the OU-3DIcon Agreements and take certain other actions, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, for valuable consideration, including the mutual covenants set forth in this Agreement, the receipt and sufficiency of which are acknowledged by OU and 3DIcon (sometimes referenced as the “parties”), the parties agree as follows:

1.           Conversion of Indebtedness to 3DIcon Equity.     Upon the signing of this Agreement by the parties, OU will exchange the Indebtedness and other consideration set forth herein for 59 million shares of 3DIcon stock (“OU 3DIcon Equity").   3DIcon will issue the OU 3DIcon Equity to OU within thirty days following the Effective Date, which issuance shall constitute full satisfaction of the Indebtedness.

2.           OU Put Right.      If, at any time during the one-year period beginning on the second anniversary of the Effective Date (the “OU Put 1 Period”), the sum of:  (a) the value [stock price times number of shares] of the OU 3DIcon Equity held by OU at such time, plus (b) the proceeds (if any) of prior sales by OU of the OU 3DIcon Equity is less than $100,000, OU shall have the right to put (require 3DIcon or, at 3DIcon’s option, another buyer, to redeem or purchase) one tenth (1/10) of the shares described herein for $50,000 plus 7% thereon annually from the Effective Date, less the amount (if any) of proceeds from the sale by OU of OU 3DIcon Equity (the “OU Put 1 Right”). If at any time during the one-year period beginning on the third anniversary of the Effective Date (the “OU Put 2 Period”), the sum of:  (a) the value [stock price times number of shares] of the OU 3DIcon Equity held by OU at such time, plus (b) the proceeds (if any) of prior sales by OU of the OU 3DIcon Equity, including those put according to OU Put 1 Right and if such put occurred, is less than $970,000, OU shall have the right to put (require 3DIcon or, at 3DIcon’s option, another buyer, to redeem) the shares for $485,000 plus 7% thereon annually from the Effective Date, less the amount (if any) of proceeds from the sale by OU of OU 3DIcon Equity (the “OU Put 2 Right”). The OU Put right will be exercisable at any time during the Put Period in which the trading price for 3DIcon stock has remained at or less than a trading price such that the sum of the amounts specified in clauses (a) and (b) above is exceeded by $970,000 less the proceeds of sales (if any) by OU of OU 3DIcon Equity for (i) ten consecutive trading days or (ii) twenty of thirty consecutive trading days.  If OU puts the stock to 3DIcon as outlined above and OU does not receive the amount due within a 90-day period following a notification period, 3DIcon would be in default under any and all of the OU-3DIcon Agreements.

4.           3DIcon Call Right.       At any time during the one-year period following the third anniversary of the Effective Date, 3DIcon shall have the right to call (require OU to sell to 3DIcon) the OU 3DIcon Equity then held by OU for an amount equal to $970,000 less the amount (if any) of the proceeds of prior sales by OU of the OU 3DIcon Equity (the “3DIcon Call Right”). Provided, however, OU shall not be required to pay 3DIcon any amounts it receives as a result of prior sales of the 3DIcon Equity.  In the event that 3DIcon elects to exercise the 3DIcon Call Right, 3DIcon will provide OU’s Norman Campus Vice-President for Research, General Counsel, and Vice-President for Technology Development with a one hundred twenty day written notice of such intent. Any sales by OU of OU 3DIcon Equity shares during such one hundred twenty day period will not be subject to the 3DIcon Call Right.

5.           Intellectual Property Ownership. The OU-3DIcon Agreements, as they relate to the ownership of intellectual property are hereby amended retroactively to reflect that:  (i) intellectual property, including all inventions and/or discoveries, patentable or unpatentable, developed before July 28, 2008, by OU under the original SRA is owned by OU; (ii) intellectual property, including all inventions and/or discoveries, patentable or unpatentable, developed jointly by OU and 3DIcon at any time is jointly owned by 3DIcon and OU; and (iii) intellectual property, including all inventions and/or discoveries, patentable or unpatentable, developed by 3DIcon or any of its employees, including without limitation Dr. Hakki Refai, after July 28, 2008, even if developed in the OU lab rented by 3DIcon, whether using 3DIcon equipment or OU equipment rented by 3DIcon, is owned by 3DIcon.

6.           Lab and Equipment. The rent for the OU laboratory space will be at a lowered rate for the portion of the lab used in conjunction with the then-current SRA activities; and the rent for the remaining portion of the lab will be at a higher, “commercial”, rate.  The rates will be negotiated by OU and 3DIcon within thirty days following the Effective Date.  This concept would apply as well to lease payments for the equipment owned by OU and needed by 3DIcon to work 3DIcon’s technology.

7.           Additional Terms.

(a)           Effect of Agreement; Existing Agreements. The OU-3DIcon Agreements are hereby amended to include the terms and conditions set forth in this Agreement and, except as noted herein, the OU-3DIcon Agreements remain in full force and effect.  The Repayment Plan Agreement, and all amendments thereto, as well as all agreements calling for the payment of money to OU by 3DIcon, with the exception of the two SRAs dealing directly with the 3DIcon-OCAST contracts, the License and the FRU Agreement rentals to be negotiated by the parties, are hereby cancelled and neither party shall have any obligations to the other party thereunder.  The OU-3DIcon Agreements are each amended to require the giving of a 90-day advance written notice and opportunity to cure any alleged failure to perform or breach, and the failure to make the cure, before a default may be declared by OU under any of the Agreements.   In the instance of a conflict between any provision in the OU-3DIcon Agreements and a provision in this Agreement, the provision in this Agreement shall govern.  By entering this Agreement, OU waives any and all alleged defaults under the OU-3DIcon Agreements by 3DIcon to the Effective Date.

(b)           Renegotiation of SRA, License, FRU Agreement. The parties agree to proceed in good faith to enter into a new and mutually acceptable SRA, License, FRU Agreement not inconsistent with the terms of this Agreement, but for the purpose of addressing the future commercialization of the technology.

(c)           Representations and Warranties.  OU and 3DIcon each represents and warrants to the other party that the persons who execute this Agreement on behalf of the party have full power and are duly authorized to bind the party to this Agreement and to execute and perform this Agreement on behalf the party without obtaining the consent or approval of any other person, entity or governmental authority.

(d)           Remedies.  The parties acknowledge that any violation of this Agreement may cause irreparable harm to the other party and that monetary damages are not an adequate remedy for such violations.  The parties therefore agree that, in the event of such a violation, the non-breaching party shall be entitled to seek an injunction by the appropriate court in addition to any monetary damages which might occur by reason of the violation.  Nothing in this Agreement shall restrict any additional remedies that either party may have at law or in equity with respect to the matters covered by this Agreement.

(e)           Survival.  The representations and warranties in this Agreement and other provisions that by their terms survive shall survive the execution and delivery hereof, the issuance of the OU 3DIcon Equity, and the delivery of all of the documents executed in connection herewith and shall continue in full force and effect after the issuance thereof.

(f)           Entireties and Amendment.  This Agreement and the OU-3DIcon Agreements which are not hereby terminated constitute the entire agreement among the parties, supersede all previous understandings regarding the subject matters hereof, and may be amended, modified or supplemented only by a subsequent written agreement of the parties hereto.

(g)           Waiver of Compliance.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument expressly waiving such failure, signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(h)           Binding Effect; Assignability.  This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.  The obligations of any party to this Agreement shall not be assignable by any party without the prior written consent of the other party.

(i)           Governing Law, Venue and Enforcement.  This Agreement shall be governed by the laws of the State of Oklahoma and shall be enforced exclusively in the appropriate courts situated in Oklahoma.  The prevailing party in any action based on this Agreement and the OU-3DIcon Agreements shall also be entitled to recover such party’s reasonable attorneys’ fees and costs.

(j)           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given upon receipt, refusal, or as of the first attempted date of delivery if unclaimed, when delivered in person to the individual identified in this Subsection (i) or when sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to:

If to OU:

Kelvin K. Droegemeier,
Vice President for Research
The University of Oklahoma
201 David L. Boren Blvd, Suite 190
Norman, OK 73019

With a copy to:

James J. Sluss, Jr.,
The University of Oklahoma-Tulsa
4502 E. 41st Street, Suite 4W 146
Tulsa, OK 74135; and

And:

Anil Gollahalli,
Vice President and General Counsel
The University of Oklahoma
660 Parrington Oval, Suite 213
Norman, OK 73019; and

If to 3DIcon:

Martin Keating, Chairman
3DIcon Corporation
6804 S. Canton Avenue, Suite 150
Tulsa, Oklahoma  74136,

With a copy to:

John M. O’Connor, Esq.
15 W. 6th Street, Suite 2700
Tulsa, Oklahoma  74119.

Such addresses may be changed from time to time by written notice to the other parties.

(k)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

	3DICON CORPORATION		THE BOARD OF REGENTS OF THE UNIVERSITY OF OKLAHOMA

BY:	/s/ Martin Keating	BY:	/s/ Kelvin K. Droegemeier
Martin Keating
TITLE:	Chairman of the Board	TITLE:	Vice President for Research
DATE:	12/1/10	DATE:	12/1/10

APPROVED: /s/ James J. Sluss, Jr 12/1/10 James J. Sluss, Jr., Date